Press Release Source: MineCore International, Inc.

MineCore Discusses the Phenomenal Non-Gemstone Sapphire Market

On Wednesday May 27, 2009, 8:00 am EDT

SAN JOSE, CA--(MARKET WIRE)--May 27, 2009 -- MineCore International, Inc. ("MineCore") (Other OTC:MCIO.PK - News) discusses its non-gemstone sapphire business plan and the phenomenal growth in the non-gemstone sapphire market. Sapphire (corundum) is aluminum oxide (Al2O3), is colorless if pure, and can be melted and refined to purity levels greater than 99.9999%. Melting the lower grade, smaller sized rough sapphire (waste) into wafer molds to supply the semiconductor and solar cell industries dramatically impact the bottom line. MineCore's sapphire bearing properties uniquely positions it to maximize on the high-tech market's demand for clean energy applications in solar cells, LEDs, semiconductors, high speed signaling and lasers.

MineCore collaborated with industry experts to develop a detailed white paper researching the industrial applications of sapphire in semiconductor, solar cell, LED and other applicable high technology markets. The white paper was prepared by Hammond Group/New Tech Research, a consortium of renowned engineers and researchers with backgrounds from various technology pioneers such as Intel and IBM.

"The results indicate that the overall market for non-gemstone sapphire continues to grow at a phenomenal rate as multiple high-volume applications continue to merge even as historic usage models undergo price pressure," says Jerry G. Mikolajczyk, MineCore Chairman and COO.

Primary Non-Gemstone Sapphire Applications:

1. Solar Cells -- Highly efficient and radiation hardened, deployed in space but moving terrestrial due to efficiencies.

2. Sapphire Substrate (SOS -- Silicon on Sapphire) -- GaN-based LED including Blu-ray DVD, RF switch devices (amplifiers) for mobile phones, military, and other high speed circuits.

3. Nitride LED -- Automotive lighting, LED displays, and general lighting replacement not including new PC form factors driving demand.

White Paper Market Summary:

1. The overall market for non-gemstone sapphire continues to grow at a phenomenal rate as multiple high volume applications continue to emerge even as historic usage models undergo price pressure. It is reminiscent of the early silicon market development that transformed Silicon Valley into what it is today.

2. The report estimates a $500M non-gemstone sapphire market by 2012 and $1B by 2017. Conservative estimates show an overall compounded annual growth rate (CAGR) in the 21-24% range, but still undervalue the recent PV solar cell advances and continued growth in LED automotive, commercial, and residential lighting.

3. Solar PV applications will exhibit even stronger growth in the 5% to 10% year range as efficiency demands for terrestrial use grow significantly fueled by both ongoing energy concerns and recent scientific advances.

4. Continued market growth will exhibit pressure on the currently limited supply chain for higher quantities and ever purer forms of the raw materials, which in turn will provide incentive for the mining of raw sapphire and conversion to highly pure forms used by industry.

Driving this is the fact that sapphire is an alternative to silicon. It has a higher melting point (silicon melts at 1414 Celsius, sapphire at 2045 Celsius), important in computer chips because the chips are running so fast that the silicon is melting. In solar cells, the doping agent that's used to pick up the light energy reacts differently to sapphire, having a positive effective which makes the cell more efficient. Sapphire is radiation hardened which has many military and aerospace applications. Additional information on non-gemstone sapphire can be viewed at: http://www.minecore.com/randd.html.

MineCore intends to refine its waste to produce pure sapphire crystal to maximize on the high-tech market's demand for clean energy applications. MineCore has developed a process of economically mining sapphires at the lowest possible cost in the industry. The first open pit strip mine is scheduled for production in 2010, subject to completion of financing of $50 Million. MineCore estimates the first full year of production to be 9.8 million grams of sapphire with production increasing to 74 million grams by year nine. Based on the results of the tests performed, approximately 25% of sapphire production will meet MineCore's high standards for gem quality sapphire (grade 7 or higher) with the remaining 75% deemed waste, non-gemstone sapphire.

MineCore believes that its planned sapphire project for Madagascar is a highly desirable and economically compelling project in a growing under-serviced market.

About MineCore

MineCore is an exploration company, as defined under SEC Industry Guide 7. The Company's mission is to successfully identify, acquire and develop mineral properties with a program to commence mining operations and develop solid growth with profitable operations. MineCore is planning to bring its sapphire properties in Madagascar into production in 2010 upon successful financing to sustain operations and administration costs. For further information on MineCore visit: http://www.minecore.com

This Press Release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995 and any amendments thereto. Such forward-looking statements by definition involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there is no assurance that reserves, production, pricing levels or other factors pertaining to the mining and manufacturing operations will be sustained at the expected rates or levels over time. Discussions of factors, which may affect future results, are contained in our recent filings. Under no circumstances does this Press Release constitute an offer to sell or a solicitation of an offer to buy the securities of the company described in this Press Release in which such offer, solicitation or sale of securities would be unlawful prior to registration, qualification or filing under the securities laws of any jurisdiction.

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